Exhibit 99.1

Harbin Electric Signs Technology Agreement with Shelton Technology

-- Agreement Expands Capability into Automation Controllers--

HARBIN, China, April 13, 2006 /Xinhua-PRNewswire-FirstCall-IW/ -- Harbin Electric, Inc. (NASDAQ: HRBN) a U.S. company, with operations based in Harbin, China (“Harbin Electric”), today announced that they have reached an agreement with Shelton Technology, LLC, a U.S. company (“Shelton Technology”) to join together to design, develop and manufacture custom industrial automation controllers. This agreement will combine Shelton Technology’s U.S. based technological expertise in industrial automation controller technology development with Harbin Electric’s China based advantage in low cost electric motor manufacturing to develop precision servo motor controller products for Harbin Electric’s intelligent motors and provide customized industrial automation controllers to OEMs worldwide.

This agreement will be conducted through Harbin Electric’s newly formed subsidiary, Advanced Automation Group, LLC, a Delaware limited liability company (“Advanced Automation”). Through this agreement, Advanced Automation will develop, design, and manufacture controllers for applications such as automated conveyor systems, postal sorting systems, as well as precision servo motor controllers for linear, rotary and permanent magnet motors. Dr. Shaotang Chen will serve as director of Research and Development of Advanced Automation. As a part of the agreement, Harbin Electric has agreed to contribute up to $3 million, to Advanced Automation, in installments on or prior to March 31, 2009). In return, Shelton Technology has granted an exclusive worldwide royalty-free license to Advanced Automation for its technology and intellectual property related to precision servo motor controllers for industrial automation, including research and development, design, manufacturing and testing. Shelton Technology is also assigning to Advanced Automation its customer list and active accounts in which they serve the automation controller market.

Shelton Technology, based in Rochester Hills, Michigan, offers engineering services, prototyping and production of electronic assemblies through China based contract manufacturing operations. Shelton Technology is comprised of a team of highly experienced engineers with over 60 years in combined experience addressing automotive, industrial, and aerospace engineering design applications. Shelton Technology brings its current application set of proprietary technologies, electronic assembly manufacturing capability, and its U.S. OEM customer base into this new relationship.

“We are pleased to partner with Shelton Technology to expand our capability into automation controllers Tianfu Yang, Chairman and Chief Executive Officer of Harbin Electric commented. “We believe that Shelton Technology’s team of expert engineers, lead by Dr, Shaotang Chen and Dr Xiaogang (Greg) Luo, is the perfect compliment to our company’s current R&D and manufacturing capabilities. This relationship will allow Harbin to develop and manufacture custom servo motor drive systems including motors and controllers for industrial automation OEMs. In our view, Shelton Technology’s proprietary technologies will deepen our research and design resources to provide us greater reach into the U.S. and international markets while quickening the pace of our current product development initiatives.”

“Shelton Technology is very excited to join with a world class team such as Harbin Electric”, stated Dr. Shaotang Chen, manager of U.S Sales and Product Development for Shelton Technology. “By combining our resources and strengths together, we believe that we can better serve our industrial automation OEM customers and will be able to develop more product lines for our growing customer base. We are impressed with Mr. Yang’s strong leadership and Harbin’s position as growing manufacturer of linear and other specialty motors. The Shelton team believes that this is an excellent opportunity for our expert team of engineers to contribute to the Harbin vision to become a substantial supplier in the global industrial automation market by offering innovative servo motor drive systems consisting of both controllers and motors custom made for our OEMs customers”.

Mr. Yang continued, “We are excited that Dr. Chen and his team have agreed to combine their strengths with ours in order to establish a high-tech international company with research, development, design and manufacturing capabilities in the area of industrial automation controllers. We believe that this combination marks an important step for our company as we expand our reach into the international markets.”

About Harbin Electric, Inc.

Harbin Electric, Inc. designs, develops and manufactures linear motors and special electric motors. With proprietary technology and core patents, the Company builds a wide array of customized linear motors and other special motor for a variety of applications and industries. The Company currently designs and supplies its motor products and systems to numerous end users throughout the Chinese domestic market, as well as, to other industrial OEM customers overseas. Industry applications for linear motors include oilfield services, conveyor systems, factory automation, packaging equipment, as well as mass transportation systems. The Company is based in Harbin, China along with its wholly owned subsidiaries. The Company has approximately 270 employees with approximately 270,000 square feet of state-of-the-art manufacturing space. For further information, please see our filings with the Securities and Exchange Commission ( http://www.sec.gov ).

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-KSB for the quarter ended December 31, 2006. The Company does not undertake any obligation to update forward-looking statements contained in this press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company’s future performance, operations and products.

For more information, please contact:

Integrated Corporate Relations, Inc
IR: Ashley Ammon or Bill Zima
Media: Brian Ruby
Tel: -- +1-203-682-8200

Barry L. Raeburn
EVP Finance & Corporate Development
Tel: +1-215-854-8104
Email: info@HarbinElectric.com

Source: Harbin Electric, Inc.